Exhibit 10.1(d)

NORTHWESTERN CORPORATION

Incentive Compensation and Severance Plan
and
Summary Plan Description

It is of utmost importance to NorthWestern Corporation and its affiliates (collectively, “NorthWestern”) to motivate and to retain employees who support its continued, successful operation of and who will lead NorthWestern through a successful Chapter 11 reorganization (the “Chapter 11 Case”).  Accordingly, NorthWestern has adopted this Incentive Compensation and Severance Plan (the “Plan”) to determine both –

•                  the incentive compensation that participating employees will receive pursuant to Section 3 of the Plan for calendar years 2003 and 2004 (“Incentive Payments”); and

•                  the severance benefits that participating employees will receive pursuant to Section 4 of the Plan in the event their employment with the Company terminates for any reason.

Throughout this Plan, the term “Company” is used when NorthWestern is acting, through its employees and Directors, in its corporate interest as employer, as Plan sponsor, or as settlor with respect to the Plan and any successor-in-interest to NorthWestern in such capacity.  The Plan uses the term “Plan Administrator” whenever the Company is acting in the limited capacity of making determinations, decisions, and interpretations associated with administering the Plan.

This Plan modifies and supersedes any and all prior incentive compensation and severance policies, plans and programs with respect to the Company’s employees.  To the extent any of such incentive compensation and severance policies, plans and programs conflict or differ in any way with this Plan, the provisions of this Plan governs except with respect to the severance provisions of the UPA.  The Plan is an “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is not intended to be a “pension plan” as defined in Section 3(2)(A) of ERISA, and shall be administered so as not to be an ERISA pension plan.

1.                                       Plan Eligibility

You will be eligible to collect incentive compensation and severance benefits pursuant to Sections 3 and 4 of the Plan only if (i) the Company makes the discretionary decision in writing to include you in the Plan, and (ii) if required by the Company, you enroll in the Plan through execution of an agreement (the “Enrollment Agreement”) substantially in the form attached and made a part of this Plan.

2.                                      Ineligibility for Plan Benefits

(a)                               Incentive Compensation.  You will become ineligible to receive incentive compensation pursuant to Section 3 of the Plan immediately upon terminating your employment with the Company for any reason.  This means that to qualify to collect Incentive Payments, you must remain an employee of the Company through the respective performance dates provided in the Plan.

(b)                               Severance Benefits.  You will be ineligible to receive severance benefits pursuant to Section 4 of the Plan if at the time your employment terminates, you are either ineligible pursuant to subsection (c) of this Section or classified by the Company as being in one or more of the following ineligible categories:

i.                  Foreign Employees, i.e., persons who are not on a U.S. payroll of the Company.

ii.               Leased Employees, i.e., persons who are the Company’s leased employees, within the meaning of Internal Revenue Code Section 414(n).

iii.            Persons Waiving Participation, i.e., persons to whom the Company did not extend the opportunity of participating in this Plan.

iv.           Persons on Indefinite Unpaid Leaves of Absence, i.e., persons who are absent from work on indefinite unpaid leaves of absence expected to exceed thirty days, except leaves during which regular pay continues or to the extent eligibility is required by applicable law.

v.              Employees with Individual Agreements, i.e., persons who have a right to collect severance benefits pursuant to a separate written agreement entered into with the Company after the date on which NorthWestern adopts this Plan, unless such an agreement provides expressly to the contrary.

vi.           Employees who Resign, etc., i.e., persons whose employment terminates voluntarily, or due to Cause, retirement, death, or disability.

vii.        Persons Discharged for Cause, i.e., persons whose employment is terminated for Cause, as determined by the Plan Administrator in its sole discretion based on the following types of misconduct:

1.                                                               willful failure to comply with written policies or lawful directives on material business matters;

2.                                                               willful statements or conduct adversely affecting the Company or causing (or being reasonably likely to cause) injury to the reputation, business or business relationships of the Company; or

3.                                                              illegal conduct, gross misconduct or, dishonesty, in each case which is willful and results (or is reasonably likely to result) in material damage to the Company.

viii.     Changed Decisions, i.e., persons for whom NorthWestern cancels a pending termination of employment at any time before employment actually terminates.

(c)                                Successor Employment, and Comparable Employment.  You will not be entitled to severance benefits under this Plan, if the Plan Administrator determines that a Successor Employer has offered you an Equivalent or Better Position to commence promptly following your termination of employment with NorthWestern, whether you accept the position or not.  A “Successor Employer” is:

i.                  any entity that assumes operations or functions formerly carried out by the Company (such as the buyer of a facility or any entity to which a Company operation or function has been outsourced);

ii.               any affiliate of the Company; or

iii.            any entity making the job offer at the request of the Company (such as a joint venture of which the Company or an affiliate is a member).

“Equivalent or Better Position” means employment that does not involve either a material reduction in compensation or benefits, a material reduction in responsibilities, duties or support, or relocation to a primary place of employment of greater than fifty (50) miles from the current primary place of employment.

3.                                      Eligible Employees Incentive Payments

In general, Incentive Payments will be approximately 60% of normal, total targeted cumulative incentives for all participants for each of Plan Years 2003 and 2004.

(a)                               Officers

An Incentive Payment will be provided to each Officer equal to a fixed multiple of the Officer’s targeted, annual incentive.  The following amounts are payable upon the Company’s determination that the associated performance-based milestones have been achieved while the Officer is an active employee of the Company:

i.                  One-third of the total amount listed in the Plan with respect to the Officer shall be paid as soon as practicable following the entry of any order by the Court approving a disclosure statement.

ii.               The second one-third of the total amount listed in the Plan with respect to the Officer shall be paid as soon as practicable following the effective date of the Debtor’s confirmed reorganization plan.

iii.            The final one-third of the total amount listed in the Plan with respect to the Officer shall be paid as of January 31, 2005.

If an Officer voluntarily resigns from employment with the Company before the effective date of the Company’s reorganization plan, the Officer will both forfeit any future right to collect benefits pursuant to the Plan, and will promptly return to the Company the full amount of any benefits previously paid to the Officer pursuant to the Plan.

(b)                               Group 1 Employees

An Incentive Payment will be provided to each employee eligible for Group 1 Incentive Payments as described in the Plan.  Incentive Payments will vest on June 1, 2004 and will be paid on or after September 30, 2004 with respect to 2003 incentives.  Incentive Payments with respect to 2004 incentives will vest on January 1, 2005 and will be paid not later than January 31, 2005.

(c)                                Group 2 Employees – All Other Employees

An Incentive Payment will be provided for all employees (other than Officers and Group 1 Employees), for calendar years 2003 and 2004, and will be funded at 40% of the cumulative, targeted annual incentive level for all such participants for each year.  Individual Incentive Payments will be based on individual performance and will be made not later than June 30, 2004 with respect to 2003 incentives and not later than January 31, 2005 with respect to 2004 incentives.(1)

4.                                      Severance Benefits

If the Company terminates the employment of an eligible employee without Cause (as defined in Section 2) directly in connection with NorthWestern’s post-petition corporate restructuring process, the Company, upon a properly executed release of claims, shall –

•                  make a lump sum cash severance payment to the employee in an amount determined pursuant to the guidelines set forth in the remainder of this Section; and

•                  provide the employee with healthcare and similar Company-provided group insurance, at no cost to the employee, for the number of months that serves as the multiple for calculating the employee’s cash severance payment.

Unless otherwise set forth in the release of claims, any cash payment due under this Section will be made within seven (7) business days from the date of an employee’s termination of employment.

(a)                               Officers

If an employee is an officer and qualifies for severance benefits under this Section, the Company will provide the employee with severance benefits.  The Company, without the mutual, written consent of the qualified officer, may not reduce the right to and amount of such severance benefits.

(b)                               Group 1 Employees

If an employee qualifies for severance benefits under this Section, the Company will provide the employee with severance benefits determined under the Plan.  The Company, without the mutual, written consent of the qualified employee, may not reduce the right to and amount of such severance benefits.

(1) The right to these Incentive Payments shall be in addition to any pre-petition contractual rights that a Group 2 Employee may have to collect cash-based payments (which the Company shall pay in the ordinary course of business during the post-petition corporate restructuring process).

(c)                                Group 2 (All other employee)

If an employee qualifies for severance benefits under this Section due to a termination of employment without Cause, the Company will provide such employees with severance benefits equal to the greater of –

i.                  1-week of salary for every full year of service with the Company, with a minimum of 4 weeks and a maximum of 26 weeks, or

ii.               if applicable, the severance benefits that such employee would be entitled to receive pursuant to the terms of UPA.(2)

5.                                      Reemployment

If you are re-employed by NorthWestern or a Successor Employer while severance benefits are still payable under the Plan, all such benefits will cease, except as otherwise specified by NorthWestern or the Successor Employer, as the case may be.  If you receive severance benefits after your eligibility ceases under the Plan due to reemployment, you must promptly repay any such severance benefits.

6.                                      Taxes

Taxes will be withheld from benefits under the Plan to the extent required by law.

7.                                      Relation to Other Plans

Any prior incentive compensation, severance, or similar plan of the Company that might apply to you is hereby modified as to you while you are eligible for Plan benefits.  Severance benefits under this Plan will not be counted as “compensation” for purposes of determining benefits under any other benefit plan, pension plan, or similar arrangement.  All such plans or similar arrangements, to the extent inconsistent with this Plan, are hereby so amended except the severance provisions of the UPA.

8.                                      Amendment or Termination

Acting through its Board of Directors, NorthWestern Corporation or any successor-in-interest to NorthWestern Corporation has the right, in its nonfiduciary settlor capacity, to amend the Plan or to terminate it at any time, prospectively, for any reason, without notice, including to discontinue or eliminate benefits; provided, however, any vested right to Incentive Payments under this Plan may not be eliminated.  No person has any right to Incentive Payments under this Plan until those Incentive Payments vest in accordance with the terms of the Plan.  Unless expressly provided otherwise herein, the Company may amend the Plan to provide greater or lesser benefits to particular employees by sending affected employees a letter or other notice setting forth the applicable benefit modification.

9.                                      Claims Procedures

(a)                               Claims Normally Not Required

Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

(2) The severance benefits portion of the Unit Purchase Agreement between Touch America Holdings, Inc., Montana Power Company and NorthWestern dated September 29, 2000 as amended (“UPA”) applies until it expires on February 15, 2004, at which time those employees covered by the UPA will be eligible for severance benefits only under the Plan.

(b)                               Disputes

If any person (Claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Plan Administrator.  This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

(c)                                Time for Filing Claims

A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise.

(d)                               Procedures

The Plan Administrator has adopted the procedures for considering claims, which it may amend from time to time, as it sees fit.  These procedures shall comply with all applicable legal requirements.  The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim.  Therefore, if a Claimant (or his or her successor or assign) seeks to resolve any claim by any means other than the prescribed claims provisions, he or she must repay all benefits received under this Plan and shall not be entitled to any further Plan benefits.

10.                               Plan Administration

(a)                               Discretion

The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits.  The Plan shall be interpreted in accordance with its terms and their intended meanings.  However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of the Plan.  The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(b)                               Finality of Determinations

All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan.  To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c)                                Drafting Errors

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent,

or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator.  The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

(d)                               Fiduciary Disclosure Authority

No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure.  Thus, before a decision is officially announced, no fiduciary is authorized to tell any person, for example, that he or she will or will not be terminated or that the Company will or will not offer severance benefits in the future.  Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

(e)                                Scope

This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

11.                               Costs and Indemnification

All costs of administering the Plan and providing Plan benefits will be paid by the Company, with one exception: Any expenses (other than arbitrator fees) incurred in resolving disputes with multiple Claimants concerning their entitlement to the same benefit may be charged against the benefit, which will be reduced accordingly, to the extent permitted by law.  To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its (and its affiliates’) current and former officers, Directors, and employees against all expenses, liabilities, and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan.  Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

12.                               Limitation on Employee Rights

This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee.

13.                               Governing Law

This Plan is a welfare plan subject to ERISA, and it shall be interpreted, administered, and enforced in accordance with that law.  To the extent that state law is applicable, the statutes and common law of the State of South Dakota (excluding any that mandate the use of another jurisdiction’s laws) shall apply.

14.                               Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.  Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

15.                               Statement of ERISA Rights

The following information required by ERISA is furnished by the Plan Administrator.

(a)                               General Plan Information

Name of Plan:	NorthWestern Corporation Incentive Compensation and Severance Plan
Plan Administrator’s Name:	NorthWestern Corporation
Address and Phone Number:	125 South Dakota Avenue Sioux Falls, South Dakota 57104 Telephone: 605-978-2835
Employer Identification Number assigned by IRS:	46-0172280
Plan Number of the Plan:	<ASSIGN PLAN NUMBER>
Type of Plan:	Incentive Compensation and Severance Pay Plan
Type of Administration:	Employer Administration
Name and Address of Registered Agent for Service of Legal Process	Plan Administrator
Source of Contribution to the Plan:	General assets of NorthWestern Corporation
Funding Medium:	General assets of NorthWestern Corporation
Plan Fiscal Year Ends On:	December 31st

(b)                               Plan Modification, Amendment, And Termination

The Plan Administrator has the right to amend or terminate the Plan at any time in accordance with Section 8 above, with or without notice.  The consent of any employee is not required to terminate, modify, amend, or change the plan.

(c)                                Your Rights under ERISA

As a participant in the plan, you are entitled to certain rights and protections under ERISA.  Your rights include the following:

1.                                       Right to Examine Plan Documents:

You have the right to examine all plan documents, including the annual reports and plan descriptions filed with the U.S. Department of Labor.  The Plan Administrator will tell you where the plan documents are available for examination.  There will be no charge for examining plan documents.

2.                                       Right to Obtain Copies of Plan Documents:

You have the right to obtain copies of all plan documents.  You should make your request in writing to the Plan Administrator.  There may be a reasonable charge for the copies.

3.                                       Right to Written Explanation of Denial:

If your claim for benefits under the plan is denied in whole or in part, you must be given a written explanation of the reason for denial.

4.                                       Right to Review:

You have the right to request a review and reconsideration of any denial of your claim for plan benefits.

5.                                       Other ERISA Rights:

You can protect your rights under ERISA.  For example, ERISA gives you the right to file suit in a state or federal court if your claim for benefits under the plan is denied or ignored.  You can also file suit in a federal court if you request plan documents and do not receive them within 30 days.  In such a case, the court will require the Plan Administrator to give you the plan documents you requested.  In some cases, the court could also require the Plan Administrator to pay you up to $110 a day until you receive the requested materials.

ERISA gives you rights and protections.  ERISA also imposes special obligations on the people (called “fiduciaries”) who operate this employee benefit plan.  The fiduciaries have a duty to protect the plan’s money and the interests of plan participants.  The named fiduciary is NorthWestern Corporation.  ERISA prohibits anyone from discriminating against you in any way to prevent you from receiving a plan benefit or from exercising your rights under ERISA.

If you believe that the fiduciaries have misused the plan’s money, or that you have been discriminated against for asserting your rights, you can ask for help from the U.S. Department of Labor.  You can also file suit in a federal court.  If you file a suit, the court will decide who must pay the court costs and legal fees.  If your suit is successful, the court may require the fiduciary to pay those costs and fees.

If you have any questions about your plan, you should contact the Plan Administrator.

If you have any questions about this statement of your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Adopted and Approved

NORTHWESTERN CORPORATION

By:
	Signature	Date

Title:
Chairman and Chief Executive Officer